Exhibit 10.6

SUPPLEMENTAL RETIREE

MEDICAL AND DENTAL BENEFITS AGREEMENT

BETWEEN

FEDERAL SAVINGS BANK

AND

JAMIE O’NEILL, JR.

THIS AGREEMENT is made effective as of the 26th day of October, 2017, by and between Federal Savings Bank (the “Bank”), and James “Jay” O’Neill, Jr. (“Mr. O’Neill”).

WITNESSETH:

WHEREAS, the Bank and Mr. O’Neill, by this Agreement, wish to clarify and describe the Bank’s offer to provide Mr. O’Neill with certain retiree health and dental benefits.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the Bank and Mr. O’Neill agree as follows:

1. Supplemental Retiree Medical and Dental Benefits Agreement (the “Agreement”): This Agreement describes the terms under which the Bank shall provide Mr. O’Neill the rights to receive medical and dental benefits following his retirement. All terms, conditions, rights and obligations of Mr. O’Neill and the Bank with respect to this Supplemental Retiree Medical and Dental Benefits Agreement, including, but not limited to, benefits and premium payments, shall be governed by the terms of this Agreement. The benefits provided pursuant to this Agreement are intended to cover Mr. O’Neill only and shall not extend coverage to Mr. O’Neill’s spouse or his dependents. This Agreement between Mr. O’Neill and the Bank does not represent or establish any policy, plan, or any other obligation of the Bank to provide similar benefits to any other individual, including employees or directors of the Bank.

2. Benefits: (a) The Bank agrees to offer Mr. O’Neill participation in the Harvard Pilgrim Medicare Enhance Plan (or equivalent plan) following his retirement from the Bank. The Pilgrim Medicare Enhance Plan is a supplemental plan offering coverage for services provided by any licensed doctor or hospital throughout the United States. The terms of this benefit are as follows:

•	Mr. O’Neill will be entitled to participate in the Bank’s Medicare enhance plan or a health insurance plan that is substantially equivalent;

•	The Bank will determine annually either through New Hampshire Bankers Association (“NHBA”) or through an independent insurance broker to determine which health insurance coverage it will provide;

•	The annual health insurance plan and coverage for Mr. O’Neill will be paid for by the Bank until the date of his death, at which time, his health insurance coverage will immediately cease.

(b) The Bank agrees to offer Mr. O’Neill participation in the Bank’s dental insurance plan following his retirement from the Bank. The terms of this benefit are as follows:

•	Mr. O’Neill will be entitled to participate in the Bank’s dental insurance plan or an insurance plan sponsored by the Bank that is substantially equivalent;

•	The Bank will determine annually either through NHBA or through an independent insurance broker to determine which dental insurance coverage it will provide;

•

The annual dental plan and coverage for Mr. O’Neill will be paid for by Mr. O’Neill directly via a check made payable to the Bank and mailed to the Bank’s current address at 633 Central Avenue, Dover, New Hampshire 03820;

•

Mr. O’Neill will be responsible for 100% of the monthly premiums. Mr. O’Neill shall pay for his premiums in advance bi-annually (for example, the first payment would be made on January 1, the second payment would be made on June 1 for a given calendar year);

•

The annual dental plan and coverage for Mr. O’Neill will remain in effect until his date of death, at which time, his dental insurance coverage will cease immediately, and any dental premiums paid in advance will be reimbursed to his assigned beneficiary or estate.

3. Death or Disability While Actively Employed: Upon Mr. O’Neill’s termination of employment due to his death or disability, Mr. O’Neill’s rights under this Agreement shall terminate. Any advance payments for premiums that Mr. O’Neill had made will be refunded to his beneficiary or estate.

4. Non-Assignment: Mr. O’Neill’s right to the retiree medical and dental benefits described in this Agreement may not be assigned, transferred, pledged or otherwise encumbered.

5. Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and Mr. O’Neill, and Mr. O’Neill’s heirs, executors, administrators and legal representatives.

6. Controlling Law: This Agreement shall be construed in accordance with and governed by the laws of the State of New Hampshire except to the extent governed by applicable Federal law.

7. Termination or Amendment: This Agreement between the Bank and Mr. O’Neill will only remain in effect if the Bank continues to offer its current employees health and dental benefits. The Bank reserves the right to amend, change, modify or terminate the benefits it offers to employees. If at any time, the Bank chooses to terminate the health and dental benefits to its employees then this signed Agreement between the Bank and Mr. O’Neill will be terminated effective as of the date the benefits are no longer offered to employees.

8. Entire Agreement: Except as expressly provided herein, this Agreement shall: (i) supersede all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitute the sole agreement between the parties with respect to its subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement signed this 26th day of October, 2017.

/s/ James O’Neill, Jr.
JAMES O’NEILL, JR.

/s/ Kristin Collins
CORPORATE SECRETARY FEDERAL SAVINGS BANK

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